EXHIBIT 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, regarding the registration of up to 2,201,500 shares of common stock, of our report dated March 29, 2002 included in 21st Century Holding Company's Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this registration statement. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.

/s/ MCKEAN, PAUL, CHRYCY, FLETCHER & CO.

Plantation, Florida,
  January 14, 2003.